Exhibit 99.1

Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287

Stephen D. Steinour
Chairman, President and Chief Executive Officer

614.480.3327 Telephone
614.480.5485 Facsimile
steve.steinour@huntington.com

October 29, 2010

Dear Fellow Huntington Shareholder:

For the 2010 third quarter, we reported net income of $100.9 million, or $0.10 per common share. Again, this exceeded analysts’ consensus expectations. This was a significant improvement from our 2010 second quarter net income of $48.8 million, or $0.03 per common share.

Besides higher net income, we were pleased with many aspects of our 2010 third quarter financial performance. Revenue grew. As expected, we saw continued significant improvement in credit quality as nonperforming assets and net charge-offs declined and reserve coverage of nonperforming assets increased. Capital ratios also strengthened. These are all trends we expect will continue going forward; nevertheless, we continue to be challenged by the current economy. Yet while the environment is fragile and difficult, it is not as challenging as it was last year. Growth in our automobile loans continued to be a bright spot, and we were able to generate modest growth in commercial and industrial loans this past quarter.

Third Quarter Performance Overview

For the 2010 third quarter, we reported net income of $100.9 million or $0.10 per common share.

	2010					2009
(dollar amounts in thousands)	Third	Second		First		Fourth		Third

Income (loss) before income taxes	$130.6	$62.1		$1.6		$(598.0)		$(257.4)

Add: Provision for credit losses	119.2	193.4		235.0		894.0		475.1
Less: Securities (losses) gains	(0.3)	0.2		(0.0)		(2.6)		(2.4)
Add: Amortization of intangibles	15.1	15.1		15.1		17.1		17.0
Less: Significant Items (1)
Gain on early extinguishment of debt (2)	---	---		---		73.6		---
Total pretax, pre-provision income	$265.2	$270.5		$251.8		$242.1		$237.1

Change in total pretax, pre-provision income:
Prior quarter change — amount	$(5.2)	$18.6		$9.8		$4.9		$7.8
Prior quarter change — percent	(1.9)%	7.4	%	4.0	%	2.1	%	3.4	%

(1) See Basis of Presentation for definition
(2) Only includes transactions deemed significant

As noted in the table above, our $265.2 million in pre-tax, pre-provision income declined $5.2 million from the second quarter. During the third quarter, we continued to make significant investments in people, product expansion, and distribution designed to grow revenues and improve long-term profitability. In addition, and recognizing that customer attitudes toward banks and banking have changed, we introduced our “Fair Play” banking philosophy (see discussion below). Combined, these investments and fee reductions create temporary earnings headwinds. As a result, for the near term we expect pre-tax, pre-provision earnings to remain around the current level. We believe that our strategic investments and market repositioning will position us, over time, to resume our growth in pre-tax, pre-provision earnings.

Compared with the 2010 second quarter, fully-taxable equivalent net interest income increased $10.4 million, or 3%. This reflected an annualized 8% increase in average earning assets as the fully-taxable equivalent net interest margin declined only slightly to 3.45% from 3.46%. The increase in average earning assets reflected a combination of activities including (1) a 6% increase in average investment securities, (2) a doubling of average loans held for sale, reflecting strong mortgage originations during the quarter due to low interest rates, and (3) a 1% increase in average total loans and leases.

Loan growth remains a significant challenge for the industry. This quarter, we were one of only two of our peer banks to grow total loans. This increase was driven by strong 11% growth in average automobile loans and leases, as well as 1% growth in average commercial and industrial loans. Average commercial real estate loans declined as we continue our plan of reducing this exposure. Average residential mortgages decreased 5%, reflecting loan sales. Average home equity loans were essentially unchanged from the prior quarter. We anticipate continued modest total loan growth in the near term.

Total average core deposits increased 1% from the prior quarter. The primary driver of this change was 11% growth in average money market deposits, which was partially offset by an 11% decline in average interest bearing demand deposits and a 3% decrease in average core certificates of deposit.

Noninterest income decreased $2.5 million, or 1%, from the 2010 second quarter. This primarily reflected a $10.0 million, or 13%, decline in personal NSF/OD service charges and was consistent with expectations related to the implementation of changes to Regulation E (Reg E), as well as the voluntary reduction in certain overdraft fee practices as part of our “Fair Play” banking philosophy introduced during the third quarter (see discussion below). This decline was partially offset by $6.5 million, or 14%, increase in mortgage banking income.

Noninterest expense increased $13.5 million, or 3%, from the 2010 second quarter. This reflected a $13.4 million, or 7%, increase in personnel costs, due to a combination of factors including higher salaries as full-time equivalent staff increased 1% in support of strategic initiatives, as well as higher sales commissions and benefit-related expenses.

Reg E Implementation and Introduction of Fair Play Banking Philosophy

As I wrote to you in my last letter, in the 2009 fourth quarter the Federal Reserve Board amended Reg E to prohibit charging overdraft fees for ATM or point-of-sale debit card transactions effective July 1, 2010 unless the customer opts-in to the overdraft service. Prior to the impact of implementing the amended Reg E, such NSF/OD fees for us were approximately $90 million per year. Our basic strategy is to mitigate the potential impact by encouraging customers to opt-in to this value-added service. Opt-in results have surpassed our expectations. With the third quarter representing the first since the implementation of the amendment to Reg E, the decline in NSF/OD fees was expected.

To make up for this lost revenue some banks have raised fees, eliminated free checking, or taken other customer unfriendly actions. Our view is that such actions will only further frustrate and alienate banking customers. We believe there is a better way, which we have labeled our “Fair Play” banking philosophy.

The notion is straight forward. Provide customers with easy to understand products and services. Then price them fairly and transparently so customers know exactly what to expect. We believe executing to this philosophy, coupled with increased convenience and superior service, will position Huntington as the most customer-attractive bank in its markets. The end result should be acceleration in the growth of new customers and higher retention of existing customers. This is expected to drive revenue growth that will more than compensate for any revenue given up related to Reg E implementation or other fees voluntarily reduced consistent with our “Fair Play” banking philosophy. The development of this philosophy and how it would be implemented has taken us over a year. It will continue to evolve as we adapt to marketplace and customer preference changes.

During the third quarter, we began implementation of our “Fair Play” banking philosophy. One aspect was to voluntarily reduce certain NSF/OD fees. Then in September, we introduced 24-hour Grace ™ on personal overdraft fees, which gives retail customers until the next day to correct an overdraft balance in their account and avoid an overdraft fee. This program is creating significant market buzz. Customers are noticing and responding.

Credit Performance Discussion

As expected, credit quality trends continued to improve significantly. We anticipate further improvement going forward.

Net charge-offs declined 34% from the 2010 second quarter to $184.5 million, or an annualized 1.98% of average total loans and leases. Excluding the impact of $80.0 million of Franklin-related net charge-offs included in the 2010 second quarter’s total net charge-offs of $279.2 million, third quarter net charge-offs declined $14.7 million, or 7%. Nonaccrual loans fell 18% with “criticized” commercial loans declining by 11%. These trends support our expectation of continued credit quality improvement in coming quarters.

The period-end allowance for credit losses represented 3.67% of total loans and leases, down from 3.90% at the end of the second quarter. Importantly, and reflecting the large decline in the level of nonperforming assets, our allowance for credit losses as a percent of period-end nonperforming assets increased to 125% from 91%.

Capital Ratios Improve and Remain Solid

Maintaining a solid capital base is a key objective. Our capital ratios were strengthened further by third quarter results. The tangible common equity to tangible asset ratio improved to 6.20% from 6.12% at the end of the prior quarter. Tier 1 and Total regulatory risk-based capital ratios at September 30, 2010 were 12.82% and 15.08%, respectively, and $2.9 billion and $2.2 billion, respectively, above the regulatory “well capitalized” thresholds.

Other Highlights

We continued to move forward with the implementation of strategic initiatives designed to grow future revenue. Such actions this past quarter included increasing the investment in our brand. We also signed a 15-year agreement with Giant Eagle to open 103 full service, in-store branches over time. Based on current branch data this would position Huntington with the most branches in Ohio and we would become the most convenient bank in the state, our primary market. Auto Finance and Dealer Services continued its expansion eastward by complementing its earlier expansion into Eastern Pennsylvania with expansion into five New England states.

Regulatory Reform

As mentioned in my last letter, I want to use these letters to keep you informed of regulatory changes and their impact on how we conduct business and serve the needs of our customers. Over the last three months, there has been little progress on which to report.

With regard to the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), lawmakers are beginning to tackle implementation. There are hundreds of rules to be written, and the political currents given the upcoming mid-term elections have caused efforts to slow down. There has even been talk that some portions of the act may be revisited post-election. One portion that may be revisited is the Durbin amendment, which I wrote about in my last letter. This amendment provides the ability of the Federal Reserve to set the interchange rate charged merchants for the use of debit cards. The new fee structure is supposed to be in place by August 11, 2011. As previously noted, we earn about $90 million per year in interchange revenue. How much of this revenue may be in jeopardy cannot be precisely determined as the Federal Reserve has not yet indicated where they may set the interchange rate. However, we have estimated it could reduce 2011 interchange income by about $54 million.

The Consumer Financial Protection Bureau created by Dodd-Frank is also moving forward and is expected to be operational next year.

TARP Repayment and Common Stock Dividend Outlook

These are two interconnected issues as repaying our $1.4 billion in TARP needs to be accomplished before we can consider increasing the common stock dividend. Not much has changed in this regard this past quarter. We intend to repay our TARP capital as soon as it is prudent to do so. But, we still have no specified TARP repayment time table. However, there are three factors we will continue to consider as we evaluate repayment.

The first is evidence of a sustained economic recovery. Disappointingly, the economy remains very fragile. The second is sustained profitable performance with growth in earnings. In this regard, delivering higher net income for three consecutive quarters is a positive. The third is additional clarity of any new regulatory capital thresholds. At this time we are not aware of a target date for establishing these new thresholds.

I understand this uncertainty regarding when we can repay our TARP capital and then consider raising our common stock dividend is disappointing. But my assessment today is that any dividend increase is still likely to be a number of quarters away.

In closing, our financial performance continues to improve. Our “Fair Play” banking philosophy is positively differentiating Huntington from other banks. We are attracting more new and losing fewer existing customers. Credit quality continues to improve and will help drive growth in net income in the near term while the revenue from the implementation of our strategic continues to gain traction. Capital is getting stronger. We are clearly playing offense and increasingly breaking away from our competition.

Thank you for again allowing me the opportunity to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 10/21/10
Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor
Relations (614) 480-5676.

Basis of Presentation

Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:

•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.